Exhibit 10.4

FIRST AMENDMENT TO

EMPLOYMENT LETTER

THIS FIRST AMENDMENT TO EMPLOYMENT LETTER (this “First Amendment”), is entered into as of May 21, 2009, by and Cougar Biotechnology, Inc. (the “Company”), and Charles R. Eyler (“Executive”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Letter (as defined below).

WHEREAS, the Company and Executive have entered into that certain Employment Letter (the “Employment Letter”), dated as of August 31, 2007, which sets forth the terms and conditions of Executive’s employment by the Company; and

WHEREAS, the Company and Executive desire to amend the Employment Letter as set forth in this First Amendment.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Executive hereby amend the Employment Letter as follows, effective as of the date first above written:

1. Section 2 of the Employment Letter is hereby amended by substituting the following for the last sentence thereof:

“The Discretionary Bonus is intended to satisfy the short-term deferral exemption under Treasury Regulation Section 1.409A-1(b)(4) and shall be paid in a lump sum not later than the last day of the applicable two and one-half (2  1/2) month “short-term deferral period” with respect to such annual bonus, within the meaning of Treasury Regulation Section 1.409A-1(b)(4).”

2. Section 3 of the Employment Letter is hereby amended by substituting the following for the first sentence thereof:

“Subject to Sections 7 and 8(b) of this letter, in the event your employment is terminated by Cougar for reasons other than “Cause,” death or disability, you will be entitled to severance in an amount equal to six months of your then-current base salary, payable for a period of six months following the date of such termination of employment in accordance with Cougar’s normal payroll practices, as in effect from time to time.”

3. The following Sections 7 and 8 shall be added immediately after Section 6 of the Employment Letter:

“7.

You will be eligible to participate in the Cougar Biotechnology, Inc. Severance Plan (the “Severance Plan”), as such plan may be amended from time to time in accordance with its terms. In the event that you become eligible to receive benefits under the Severance Plan, such benefits shall be in lieu and full replacement of any benefits to which you would otherwise become entitled under Section 3 of this letter and you shall not be entitled to receive any of the benefits described in Section 3 of this letter.

8.	Code Section 409A.

(a)	To the extent that compensation or benefits payable under this letter constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and are designated under this letter as payable upon (or within a specified time following) your termination of employment, such compensation or benefits shall, subject to Section 8(b) hereof, be payable only upon (or, as applicable, within the specified time following) your “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code).

(b)	Notwithstanding anything to the contrary in this letter, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 3 hereof, shall be paid to you during the 6-month period following your “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) if the Company determines that paying such amounts at the time or times indicated in this letter would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.

(c)	To the extent that any payments or reimbursements provided to you under this letter, including, without limitation under Section 4 hereof, are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to you reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(d)	To the extent applicable, this letter shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this letter to the contrary, if at any time the Company determines that any compensation or benefits payable under this letter may not be either exempt from or compliant with Section 409A of the Code and related Department of Treasury guidance, the Company may adopt such amendments to this letter or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this letter from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 8(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.”

4. This First Amendment shall be and is hereby incorporated in and forms a part of the Employment Letter.

5. Except as amended and set forth herein, the Employment Letter shall continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, this First Amendment has been executed and delivered by the parties hereto.

COUGAR BIOTECHNOLOGY, INC.

By:
Name:
Title:

EXECUTIVE

Charles R. Eyler

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